U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                          Lion-Gri International, Inc..
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)


                 Colorado                             91-2015608
       ------------------------------          ------------------------
      (State or other jurisdiction of         (I.R.S. Employer I.D. No.)
       incorporation or organization)

                          Employment Agreement between
                 Adam Wasserman and Lion-Gri International, Inc.
                               ------------------
                              (Full Title of Plan)


                                Patricia Narvaez,
                    609 Hampshire Lane, Oveido, Florida 32765
                                 (407) 435-9715
                      -------------------------------------
 (Name, Address and telephone number, including area code, of Agent for Service)

                                 (407) 435-9715
           ----------------------------------------------------------
          (Telephone number including area code, of agent for service)

     Copies of all communications, including all communications sent to the agent for service, should be sent to:

                                Steven L. Siskind
                           645 Fifth Avenue, Suite 403
                            New York, New York 10022
                              Office (212) 750-2002
                               Fax (212) 838 7982


                         CALCULATION OF REGISTRATION FEE

                                                          Proposed                         Proposed
                                                          Maximum                          Maximum
Title of                                                  Offering                         Aggregate                Amountof
Securities                      Amount to be              Price Per                        Offering                 Registration
to be Registered                Registered (1)             Share                            Price (2)               Fee
---------------------------------------------------------------------------------------------------------------------------------
Common Stock                   190,000 shares              $.15                            $28,500                  $3.05

(1) Pursuant to Rule 416(c) promulgated under the Securities Act of 1933, as amended, the Registration Statement also covers an indeterminate amount of shares to be offered or sold as a result of any adjustments from stock splits, stock dividends or similar events.

(2) Based on the value of the services rendered.

PROSPECTUS


                          Lion-Gri International, Inc.
                          801 Muncesti Street, MD 2029
                          Chisnau, Republic of Moldova

                          (190,000 SHARES OF COMMON STOCK)

         This Prospectus relates to the offer and sale of Lion-Gri International, Inc., a Colorado corporation (the "Company") of 190,000 shares of its $.001 par value common stock (the "Common Stock) to an employee of the Company (the "Employee) pursuant to an Employment Agreement entered into between the Company and the Employee. The Company is registering hereunder, and then issuing shares of its Common Stock, in consideration for services rendered under the Agreement.

         The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are affiliates of the Company within the meaning of the Securities Act of 1933 (the Act) may sell all or part of the shares in any way permitted by law including sales in the over-the-counter market at prices prevailing at the time of such sale. None of the shares registered hereunder are being sold to anyone who is an affiliate of the Company. An affiliate is, summarily, any director, executive officer or controlling shareholder of the Company. The affiliates of the Company may become subject to Section 16(b) of the Securities Exchange Act of 1934 as amended (the Exchange Act) which would limit their discretion in transferring the shares acquired in the Company. If the Employee who is not now an affiliate becomes an affiliate of the Company in the future, it would then be subject to Section 16
(b) of the Exchange Act (See General Information -- Restrictions on Resale).

The Common Stock is listed on the OTC Bulletin Board under the symbol LGII.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The Date of this Prospectus is May 1, 2006.

         This Prospectus is not part of any Registration Statement which was filed and been effective under the Securities Act of 1933 as amended (the Securities Act) and does not contain all of the information set forth in the Registration Statement, certain portions of which have been offered pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the Commission) under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings of the Company with the Commission are qualified in their entirety by the reference thereto.

         A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Lion-Gri International, Inc, 609 Hampshire Lane, Oveido, Florida 32765.

         The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports as well as the proxy statements information statements and other information filed by the Company under the Exchange Act may be reviewed and copied at the public reference facilities maintained by the Commission at 100 F Street N.E. Washington, D. C 20549. Copies may be obtained at the prescribed rates. In addition the Common Stock is quoted on the automated quotation system maintained by the National Association of Securities Dealers, Inc. (NASD). Thus, copies of these reports, proxy statements, information statements and other information may also be examined at the offices of the NASD at 1735 K Street N.W. Washington, DC 20549.

         No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any one to whom it is unlawful to make an offer or solicitation.

         Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has not been a change in the affairs of the Company since the date hereof.

                                TABLE OF CONTENTS
PART I                                                                      PAGE
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS                          1

ITEM 1.  PLAN INFORMATION                                                     1

GENERAL INFORMATION                                                           1

THE COMPANY                                                                   1
Purpose                                                                       1
Common Stock                                                                  1
The Employee                                                                  1
No Restrictions on Transfer                                                   1
Tax Treatment to the Employee                                                 1
Restrictions on Resale                                                        2

DOCUMENTS INCORPORATED BY REFERENCE
& ADDITIONAL INFORMATION                                                      2

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN
ANNUAL INFORMATION                                                            2

Legal Opinion and Experts                                                     2
Indemnification of Officers and Directors                                     2

PART II                                                                       3

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT                            3

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE                              3

ITEM 4.  DESCRIPTION OF SECURITIES                                            3

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL                               3

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS                            3

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED                                  3

ITEM 8.  EXHIBITS                                                             4

ITEM 9.  UNDERTAKINGS                                                         4

SIGNATURES                                                                    5

EXHIBIT INDEX                                                                 6

                                     PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.   Plan Information

GENERAL INFORMATION

The Company

         The Company has its principal offices at 801 Muncesti Street, MD 2029 Chisinau, Republic of Moldova and at 609 Hampshire Lane, Oveido Florida 32765,
Tel: (407) 435-9715.


Purposes

         The Common Stock will be issued by the Company to the Employee, pursuant to the Agreement entered into between the Employee and the Company and approved by the Board of Directors of the Company (the "Board of Directors"). The Agreement is intended to provide a method whereby the Company will be able to use the services of the Employee to provide accounting and management services to the Company on a non-exclusive basis. A copy of the Agreement has been filed as an exhibit to this Registration Statement.

Common Stock

         The Board has authorized the issuance of 190,000 shares of the Common Stock to the Employee upon effectiveness of this Registration Statement.

The Employee

         The Employee has agreed to provide his expertise and advice to the Company on a non-exclusive basis for the purpose of providing accounting and management services to the Company.

No Restrictions on Transfer

         The Employee will become the record and beneficial owner of the shares of Common Stock upon issuance and delivery and is entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Tax Treatment to the Employee

         The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The Employee, therefore, will be deemed for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs:

         (a) the shares become freely transferable, or

         (b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, the Employee will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer.

Restrictions of Resales

            In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common Stock acquired hereunder by persons other than affiliates are not subject to Section 16 (b) of the Exchange Act.

Documents Incorporated By Reference and Additional Information

            The Company hereby incorporates by reference (i) any and all Forms 10-KSB, 10-QSB and 8-K filed under the Securities Exchange Act, as well as all other reports filed under Section 13 of the Exchange Act, and (ii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the Company pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing. All documents which when together, constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

Item 2.     Registrant Information and Employee Plan Annual Information

            A copy of any document or part thereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or of any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Request should be addressed to the Company at 609 Hampshire Lane, Oveido, Florida 32765.

Legal Opinions and Experts

            Steven L. Siskind, Esq. has rendered an opinion on the validity of the securities being registered. Mr. Siskind is not an "affiliate" of the Company and does not have a substantial interest in the registrant. (See PART II, ITEM 5)

            The financial statements of Lion-Gri International, Inc. incorporated by reference in the Company's Annual Report on Form 10-KSB, for the year ended December 31, 2005, have been audited by Sherb & Co, LLP, Certified Public Accountants, independent auditors, as set forth in their report dated April 10, 2006 incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

Indemnification of Officers and Directors

            Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company, the Company has been informed that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     Incorporation of Documents by Reference

            Registrant hereby states that (i) all documents set forth in (a) through (c) below, are incorporated by reference in this registration statement, and (ii) all documents subsequently filed by registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as mended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

            (a) Registrant's latest Annual Report, if any, whether filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

            (b) All other report filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a), above; and

            (c) The latest prospectus filed pursuant to Rule 424(b) under the Securities Act.

Item 4.   Description of Securities

            The securities being registered are common stock, par value $.001.

Item 5.   Interests of Named Experts and Counsel

            NONE

Item 6.   Indemnification of Directors and Officers

            Article 109 of the Colorado Business Corporation Act empowers a Colorado corporation to indemnify an officer, director, employee, fiduciary and agent made a party to a proceeding if;

            (a) The person conducted himself or herself in good faith; and

            (b) the person reasonably believed: (I) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and (II) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

            (c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

Article XIII of the Company's By-Laws provides as follows:

                                " Indemnification

            The Board of Directors hereby adopt the provision of C.R.S. 7-109-101 through 110 (as it may be amended from time to time) relating to Indemnification and incorporate such provisions by this reference as fully as if set forth herein."

Item 7.   Exemption from Registration Claimed

            Not Applicable.

Item 8.   Exhibits

            (a) The following exhibits are filed as part of this S-8 Registration Statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

Exhibit No.        Title

4.    Not Applicable

5. Opinion of Steven L. Siskind regarding the legality of the securities registered.

10    Employment Agreement with Adam Wasserman

15.   Not Required

23.1 Consent of Steven L. Siskind, to the use of his opinion with respect to the legality of the securities being registered hereby contained in Item 5, above.


23.2  Consent of Sherb & Co, LLP, Certified Public Accountants

27.   Not Required

28.   Not Required

29.   Not Required

Item 9.   Undertakings

            1. The undersigned Registrant hereby undertakes to file during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement of any material change to such information in the Registration Statement.

            2. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            3. The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            4. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

            5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

            Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando Florida, on the date set forth below.


Dated: May 5, 2006                                LION-GRI INTERNATIONAL, INC.



                                                  By:  /s/  Maria Gracia Rosales
                                                  ------------------------------
                                                  Maria Gracia Rosales
                                                  President

            Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Corporation and in the capacities and on the dates indicated.



Dated: May 5, 2006                                /s/  Maria Gracia Rosales

                                                  ------------------------------
                                                  Director


Dated: May 5, 2006                                /s/  Maria-Fernanda Rosales

                                                  ------------------------------
                                                  Maria-Fernanda Rosales


                                                  /s/ Fanny P. Narvaez

                                                  ------------------------------
                                                  Fanny P. Navaez, Director

Form S-8 Registration Statement

EXHIBIT INDEX

The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

Exhibit Number
In Registration
Statement               Descriptions
---------               ------------

5.1                     Opinion of Counsel

10.                     Employment Agreement with Adam Wasserman

23.1                    Consent of Steven L. Siskind (included in Opinion of
                        Counsel - Exhibit 5.1)

23.2                    Consent of Sherb & Co, LLP, Certified Public Accountants